CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH "[***]". SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II)WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ART PURCHASE AGREEMENT
Contract Number PA00442

Artist:	Jacqueline Humphries	(the "**Work**")
Title:	Untitled	
Medium:	Oil and enamel on linen	
Size:	90 x 100.5 in. (228.6 x 255.3 cm)	
Date:	2012	

THIS ART PURCHASE AGREEMENT ***("Purchase Agreement")*** is made and entered into this 26th day of April, 2024 (the ***"Effective Date"),*** by and between [***] ***("Seller"),*** and Masterworks Gallery, LLC, a Delaware limited liability company with an address at 225 Liberty Street, 29th Floor, New York, New York, 10281 ***("Agent").*** Seller is the sole legal and beneficial owner of the work of art described above (the ***"Work")*** and has the authority to sell the Work. Agent is acting as agent on behalf of the Gallery Segregated Portfolio of Masterworks Cayman, SPC ***("Buyer"),*** and has the exclusive authority to buy the Work on behalf of Buyer. In consideration of the mutual promises contained in this Purchase Agreement, the parties agree as follows:

1. SALE. Seller agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Seller, subject to the terms and conditions set forth in this Purchase Agreement. Notwithstanding any material provision in this Purchase Agreement, Seller authorizes CCS Fine Art to make any and all logistical decisions regarding the Artwork that do not involve the rights or responsibilities of the parties.

2. PURCHASE PRICE AND MANNER OF PAYMENT.

2.1 The purchase price for the Work is Three Hundred Eighty Thousand U.S. Dollars (USD $380,000) (the ***"Purchase Price").*** For the purposes of this Purchase Agreement, the **"Closing Date"** shall mean the date upon which Agent or Buyer pays the full Purchase Price to the Seller and the **"Closing"** shall mean the time such payment is remitted by Buyer to Seller and title to the Work is vested in Buyer.

2.2 The Purchase Price shall be paid as follows: (i) a deposit in the amount of Thirty Eight Thousand U.S. Dollars (USD $38,000) (the ***"First Jnstallmenf')*** shall be paid within ten (10) business days of the Effective Date, and (ii) the remaining Three Hundred Forty Two Thousand U.S. Dollars (USD $342,000) (the ***"Final Installment")*** shall be paid no later than ninety (90) calendar days from the Effective Date.

2.3 The obligation to pay the Purchase Price is expressly conditioned on Buyer's ability to inspect the Work on or prior to the Closing Date. Failure of Buyer to re-inspect the Work prior to the Closing Date shall not be grounds to terminate this Purchase Agreement. Agent or Buyer shall pay the Purchase Price to Seller by wire transfer in accordance with the wire instructions listed in the invoice, a copy of which is attached hereto as **wi!ili a**, which shall be verbally confirmed by a designated representative on behalf of Buyer and a designated representative on behalf of Seller prior to payment to Seller.

2.4 Upon the payment of the First Installment by the Agent on behalf of the Buyer, said installment shall become non-refundable, provided that there is no breach by the Seller of any representations or warranties relating to the authenticity or title of the Work as set forth under this Purchase Agreement. This non-refundability applies unless there is a termination request by the Seller due to a breach by the Agent or Buyer which cannot be reasonably cured within ten (10) business days.

3. REPRESENTATIONS, WARRANTIES. AND COVENANTS OF SELLER.

3.1. To induce Agent to enter into this Purchase Agreement, and acknowledging that Agent and Buyer are relying on each and all of the following representations, warranties and covenants, Seller, as owner, represents and warrants to Agent and Buyer on the Effective Date and on the Closing Date and agrees with Agent and Buyer that:

3.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party's rights or claims, has full right, legal authority and capacity to enter into this Purchase Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Purchase Agreement, to execute and deliver the bill of sale (the ***"Bill of Sale")*** in the form annexed as Exhibit C to this Purchase Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date, and to complete the transaction contemplated by this Purchase Agreement.

3.1.2. To the best of Seller's knowledge, the Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A.

3.1.3. Seller is the sole legal and beneficial owner of the Work and has good and marketable title to the Work.

3.1.4. Seller is not aware that the Work is subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, ***"Claims").*** Seller has no knowledge of any facts or circumstances likely to give rise to any Claims. This obligation shall remain through the Closing.

3.1.5. Seller is not aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work. Seller has provided Agent with all information in Seller's possession concerning the attribution, authenticity, description, and condition of the Work.

3.1.6. The condition of the Work is as of the Effective Date and shall be upon inspection of the Work by Buyer and delivery and inspection of the Work at the Delivery Location (as defined in Section 8.1 below) and at the Closing, as stated in the condition report attached hereto and incorporated by reference as Exhibit A (the ***"Condition Report").*** Upon delivery at the Delivery Location, a new intake condition report for the Work shall be prepared at the sole cost and expense of Buyer within three (3) business days of delivery ***("Intake Report"),*** which shall confirm that the condition of the Work is the same as set forth in the Condition Report. If the Work is not in the same condition as reflected in the Condition Report at the time of Closing or its delivery at the Delivery Location, Buyer shall have the right to terminate the Purchase Agreement pursuant to Section 10.2. and the Buyer shall pay all costs related to and be responsible for arranging the crating, packing, shipping, and insuring the Work from it's the Delivery Location back to the Storage Location detailed below.

3.1.7. To the best of Seller's knowledge, the Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made.

3.1.8. Based upon reliable provenance information provided by credible sources, Seller does not believe that the Work has been used and represents and warrants that the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations, anti-terrorism, sanctions, or international restrictions of the United States or any other country. Seller, and/or a designated representative of Seller trained in legal or financial compliance, hereby confirms that there is no additional ultimate beneficial owner of a 25% or greater interest in the Work (a ***"Beneficial Owner")*** and confirms that Seller (as the sole Beneficial Owner) is not as of the Effective Date or the Closing Date named on any Office of Foreign Assets Control (OFAC) List, U.N. Terrorism list, U.K. Sanctions List, EU Sanction Lists, The Dept. of Foreign Affairs & Trade List, or other generally applicable law or regulation.

3.1.9. If a certificate of authenticity or other similar documentary or other evidence of ownership (collectively, a ***"Certificate")*** exists with respect to the Work, and Seller has physical possession of such Certificate, then Seller will furnish evidence of such Certificate to Agent prior to any payment. The absence of any such Certificate shall not be grounds to terminate this Purchase Agreement.

3.1.10. If, at any time prior to the Closing, Seller shall become aware of any fact(s) or circumstance(s) arising after the Effective Date that would make any of the representations and warranties in this Section 3 false or materially inaccurate as of the Effective Date or the Closing Date, Seller shall promptly notify Agent or Buyer in writing of such fact(s) or circumstance(s).

3.2. Seller does hereby agree to indemnify, defend and hold Agent and Buyer free and harmless from any and all legitimate and substantiated claims, demands, suits, judgments, obligations, damages, losses, or other liability asserted or alleged against Agent or Buyer, as well as all including reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted or alleged against Agent or Buyer arising by reason of, or in connection with, the breach or alleged material breach by Seller by a third party, made in good faith, of any provision of this Purchase Agreement, or the actual or alleged falsity or inaccuracy of any representation or warranty by Seller contained in this Purchase Agreement. The total limit of liability shall not exceed the Purchase Price, and shall not include indemnification for consequential, incidental, indirect, or punitive damages.

3.3. The benefits of the representations, warranties, covenants and indemnities contained in this Purchase Agreement, shall survive completion of the transaction contemplated by this Purchase Agreement, including without limitation transfer of the Work to Buyer. It shall be a condition precedent to Agent and Buyer's obligations that Seller's representations and warranties contained in this Purchase Agreement are true and correct on and as of the Closing Date and delivery of the Work to Buyer. Notwithstanding anything to the contrary herein, Seller's representation warranty and indemnification relating to the authenticity of the Work shall survive for a period of five (5) years from the Closing Date. Notwithstanding the foregoing, nothing herein shall be construed to override or imply that any representations, warranties, covenants, or indemnities that are qualified by the Seller's knowledge, information available, or belief are to be considered unqualified or absolute.

3.4 The parties accept and agree that the representations, warranties, covenants, and indemnities given by [***] under this Purchase Agreement are done so in its professional capacity as Trustee of the [***], and not in any personal capacity; *provided, however,* that at all times, the [***] shall remain the "Seller" and responsible party ofrecord.

3.5 For the avoidance of doubt, the parties acknowledge that the standard business practices of Masterworks as a company engaged in securitization of artworks shall not, in any way, invalidate or negate any of the representations, warranties, guarantees, or obligations under this Purchase Agreement.

4. INSPECTION. Buyer, or Agent on behalf of Buyer, inspected the work at the Storage Location (as defined in Section 5.1 below) on April 4th, 2024. Buyer shall be entitled to inspect the Work at least one additional time prior to the Closing Date, on reasonable notice provided to Seller, to confirm the condition of the Work matches the condition reflected in the Condition Report attached hereto as Exhibit A. When the Work is delivered to the Delivery Location, Delaware Freeport shall be entitled to inspect the Work and prepare an Intake Report to confirm the condition of the Work matches the condition reflected in the Condition Report. Buyer's waiver ofrights to object to the condition of the Work shall become irrevocable five (5) business days after the Work's delivery to the Delivery Location, constituting unconditional acceptance of the Work as delivered.

5. STORAGE AND CARE OF THE WORK.

5.1. Between the Effective Date and the date on which Seller packs and ships the Work for delivery to the Delivery Location (as defined in Section 8.1 below), Seller shall store the Work in fine art storage at [***] (the ***"Storage Location').*** Seller shall notify Agent in writing prior to any relocation of the Work, unless agreed upon under separate cover.

5.2. Seller agrees to ensure an appropriate storage environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is delivered to the Delivery Location. Any damage to the Work must be reported immediately to Agent. As of the Effective Date, Seller will not perform any conservation or restoration on the Work without notice to Agent.

6. INSURANCE & RISK OF LOSS. Seller shall arrange and pay for the Work to be insured under Seller's fine arts policy for an amount equal to the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer. Risk of loss to the Work shall transfer from Seller to Buyer following both: (i) payment by Buyer of the amount due on the Closing Date; and (ii) Buyer's acceptance of the Work at the Delivery Location. On the Effective Date, Seller shall provide Agent with a certificate of insurance evidencing Seller's insurance coverage.

7. **.IIILE..** On the Closing Date, Seller hereby transfers to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work, free and clear of any and all Claims. On the Closing Date, Seller shall deliver to Agent a signed copy of the Bill of Sale, together with any Certificate or other evidence of title or authenticity in the actual or constructive possession of Seller (if applicable).

8. DELIVERY AND EXPENSES.

8.1. Within five (5) business days of the Closing Date, if the Seller has not already done so, Seller shall arrange for the Work to be packed and shipped by fine art shippers approved by Agent in writing to Agent's account at Delaware Freeport, located at 315 Ruthar Drive, Newark, DE 19711 (the ***"Delivery Location").***

8.2. Seller shall pay all costs related to and be responsible for arranging the crating, packing, shipping and insuring the Work from its Storage location to the Delivery Location and shall be responsible for all costs and expenses relating to such relocation of the Work.

9. THIRD-PARTY COMMISSIONS. Neither Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees due any person acting on behalf of Seller as a result of the transaction contemplated by this Purchase Agreement. Seller shall not be responsible for and shall not pay any commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Purchase Agreement. Seller shall be responsible to pay any fees or costs to any agent or advisor engaged by Seller in connection with the transactions contemplated hereby and Agent and Buyer shall be indemnified and held harmless from any claim by any such agent or advisor relating to this Purchase Agreement and the transactions contemplated hereby. The parties acknowledge and agree that no such agent or advisor to Seller is an employee or affiliate of Buyer or Agent.

10. TERMINATION

10.1 Buyer shall have the right to terminate this Purchase Agreement prior to the Closing in the event of: (i) a material breach by Seller of any of the covenants or obligations of Seller under this Purchase Agreement; or (ii) the falsity or material inaccuracy of any of Seller's representations or warranties contained in this Purchase Agreement including without limitation Sections 3.1.5 and 3.1.6 (whether or not such falsity or material inaccuracy results from an intentional or unintentional misrepresentation by Seller or from facts or events occurring before or after the Effective Date).

10.2 Buyer shall have the right to terminate this Purchase Agreement, in its sole discretion, pursuant to Section 3.1.6 if the Work is not in the same condition as reflected in the Condition Report at the time of Closing or its delivery at the Delivery Location. If Buyer terminates the Purchase Agreement pursuant to this Section 10.2, Buyer's sole remedy under this Purchase Agreement shall be the refund of the Purchase Price.

10.3 In the event of termination, Seller shall, within thirty (30) days, repay to Buyer all amounts previously paid by Buyer to Seller under this Purchase Agreement. If such termination occurs or is discovered after the Work has been delivered to Buyer, Seller shall within thirty (30) days of written notice from Buyer (including the basis for termination) repay to Buyer all amounts previously paid by Buyer to Seller under this Purchase Agreement. Title to the Work will revert to Seller and Buyer will release the Work to Seller, unless prevented by law from doing so.

10.4 Seller shall not be liable for any actual, direct, indirect. incidental, consequential, or special damages, losses, or liabilities arising from or in connection with Buyer's termination of this Purchase Agreement or for any violations under any section of this Purchase Agreement, including Section 3.1.6 or Section 10 for any reason, including but not limited to any damages, losses, or liabilities related to the condition, quality, or performance of the Work, or any claim of breach or inaccuracy under Section 10.1(i) or (ii). This limitation of

liability shall apply regardless of whether such damages, losses, or liabilities are claimed to result from intentional or unintentional misrepresentations, errors, or omissions by Seller or from facts or events occurring before or after the Effective Date. Buyer's sole remedy under this Purchase Agreement shall be the refund of the First Installment if the Purchase Agreement is terminated prior to the Closing Date or the Purchase Price if the Agreement is terminated pursuant to Sections 10.2 or 10.3 or for any other violations of this Purchase Agreement.

10.5 For the purposes of this Section 10, "Buyer" shall refer to Buyer, and Agent on behalf of Buyer.

11. TAXES: The Buyer shall be solely responsible for the payment of all taxes, levies, duties, assessments, and charges of any kind imposed by governmental or regulatory authorities with respect to the purchase, sale, ownership, or transfer of the artwork under this Purchase Agreement. This includes, but is not limited to, sales, use, value-added, and property taxes. The Seller shall have no liability for any such taxes or charges that may arise in connection with this transaction.

12. MISCELLANEOUS.

12.1 Neither party shall be liable for any failure to fulfill its obligations under this Purchase Agreement if such failure is caused by Force Majeure. For purposes of this Agreement, "Force Majeure" shall mean any event beyond the reasonable control of the affected party, including, but not limited to, acts of God, war, terrorism, riots, embargoes, acts of civil or military authorities, fire, floods, accidents, strikes, or shortages of transportation facilities, fuel, energy, labor or materials. If the Force Majeure event continues for a period of more than thirty (30) calendar days, either party may terminate this Purchase Agreement by giving ten (10) business days written notice to the other party, without any liability other than a requirement to return any payments made by Buyer for the Work not delivered by Seller.

12. 2 This Purchase Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Purchase Agreement and any invoice issued by Seller, the terms of this Purchase Agreement shall control. Seller agrees that Buyer is a third-party beneficiary of this Purchase Agreement. The terms of this Purchase Agreement may not be modified or amended, except in a writing signed by the parties hereto. Seller may not assign this Purchase Agreement without the prior written consent of Agent or Buyer. This Purchase Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto. This Purchase Agreement, and all matters arising out of or relating to this Purchase Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict oflaws provisions. Any dispute arising under or related to this Purchase Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York. This Purchase Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Signature Page to follow]

IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

SELLER:

[***]

BY:
ITS:

AGENT:

MASTERWORKS GALLERY, LLC

BY:
ITS:

[Signature Page to Art Purchase Agreement}

EXHIBIT A

DESCRIPTION OF WORK AND CONDITION REPORT

EXHIBITB

INVOICE

April 26th, 2024

Buyer:
Masterworks Gallery, LLC
as agent for Masterworks Cayman SPC,
acting on behalf of its Gallery Segregated Portfolio
225 Liberty Street, 29th Floor
New York, NY 10281

Delivery Address:
Delaware Freeport
315 Ruthar Drive
Newark, DE 19711

Seller:
[***]

Jacqueline Humphries
Untitled
2012
Oil and enamel on linen
90x 100.5 in. (228.6x 255.3 cm)

Total Due:

Full payment due within **ninety (90)** calendar days.

USD $380,000*

**Seller and Buyer acknowledge that the sale is subject to the Art Purchase Agreement PA00442 executed by parties dated April 26th, 2024.*

A designated representative on behalf of Masterworks Gallery, LLC will reach out to verbally confirm wire instructions prior to payment.

[Signature Page follows]

SELLER:

[***]

BY:
ITS:

AGENT:

MASTERWORKS GALLERY, LLC

BY:
ITS:

[Signature Page to Invoice]

EXHIBITC

BILL OF SALE

Dated: ____________ ,2024

Sold by:	[***]	
Sold to:	Gallery Segregated Portfolio Masterworks Cayman, SPC 225 Liberty Street, 29th Floor New York, New York 10281	("Buyer")
Artist:	Jacqueline Humphries	(the "Work")
Title:	Untitled	
Medium:	Oil and enamel on linen	
Size:	90 x 100.5 in. (228.6 x 255.3 cm)	
Date:	2012	
NY Sales Tax:	None Withheld; Delaware Delivery	
Purchase Price:	USD $380,000	

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Art Purchase Agreement No. PA00442 by and between Seller and Masterworks Gallery, LLC dated April 26th, 2024, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety. By delivery hereof, the undersigned affirms that such conditions remain valid and enforceable.

SELLER:

[***]

BY:
ITS: